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TO:  STATEFED FINANCIAL CORP.
     419 Sixth Avenue
     Des Moines, Iowa 50309


                       NOTICE OF NOMINATION FOR DIRECTOR
                       ---------------------------------

     Krause Gentle Corporation ("Krause Gentle") whose address of record on file with StateFed Financial Corp. (the "Company") is c/o James B. Langeness, Duncan, Green, Brown, Langeness & Eckley, P.C., 380 Capital Square, 400 Locust Street, Des Moines, IA 50309-2331 and Krause Gentle Company, 4201 Westown Parkway, Ste. 220, West Des Moines, IA 50266, with the knowledge that an election of directors for the Board of Directors of StateFed is to be held at the year 2000 annual meeting of shareholders, hereby nominates Kyle J. Krause of 5575 Little Leaf Trail, West Des Moines, IA 50265, as a candidate for the office of director of the Company and requests that his nomination be included in the Company's proxy materials to be sent to shareholders prior to the annual meeting of shareholders. Krause Gentle beneficially owns 149,000 shares of the common stock of StateFed.

     Mr. Krause is 37 years old. Mr. Krause is currently the Chief Operating Officer of Krause Gentle in West Des Moines, Iowa. He has been an owner and/or employee of Krause Gentle since 1972. Mr. Krause is also involved in other business endeavors. He is a Director and the Chairman of the Krause Gentle Investment Committee. Mr. Krause is also the President and a Director of the following companies, all located in West Des Moines, Iowa: Solar, Inc.; Solar Transport; Sole, Inc.; and Krause Holdings, Inc. Mr. Krause is very active in the community and has been recognized as one of the State of Iowa's elite young businessmen by several notable organizations. Mr. Krause is also an
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alumnus of the University of Iowa (B.B.A. in Finance). Mr. Krause beneficially owns 2,000 shares of the common stock of StateFed.

     All material and relevant disclosures as required by Regulation 14A under the Securities Exchange Act of 1934, as amended (17 C.F.R. (S) 240.14a.1 et seq.) have been made in the foregoing nomination.

     Mr. Krause's consent to being named in the proxy statement as a nominee and to serving as a director if elected is attached hereto as Exhibit A, and incorporated herein by the reference.

                                                  KRAUSE GENTLE CORPORATION

Dated:       May 31, 2000                      By: /s/ Dennis N. Folden
      -------------------                          -------------------------
                                                   Dennis N. Folden,
                                                   Executive Vice President

RECEIVED BY:                                      STATEFED FINANCIAL CORP.
------------

Dated                                          By:
      -------------------                          -------------------------

                                                   -------------------------
                                                           Print Name

                                     - 2 -
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                                  Exhibit "A"



                           CONSENT OF KYLE J. KRAUSE



     I, Kyle J. Krause, hereby consent to being named in the upcoming proxy statement of StateFed Financial Corp. ("StateFed") as a nominee for the position as a director of StateFed's Board of Directors. I additionally consent to serving as a director on StateFed's Board of Directors if elected.


Dated:    May 31, 2000                           /s/ Kyle J. Krause
          ------------                           -----------------------------
                                                 KYLE J. KRAUSE

State of Iowa   )
                )ss:
County of Polk  )

     On this 31st day of May, A.D., 2000 before me, a Notary Public in and for the State of Iowa, personally appeared Kyle J. Krause, to me known to be the person who executed the foregoing instrument, and acknowledge that he executed the same as his voluntary act and deed.


                                               /s/ Sandra L. Conway
                                               -------------------------------
                                               Notary Public, State of Iowa